As filed with the Securities and Exchange Commission
                       on November 3, 1998
                                        Registration No. 333-

=================================================================

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                        ________________

                            FORM S-3
                     REGISTRATION STATEMENT
                             UNDER
                   THE SECURITIES ACT OF 1933
                        ________________

                       Saks Incorporated
     (Exact name of registrant as specified in its charter)

           Tennessee              5311              82-0331040


                         ________________

                     750 Lakeshore Parkway
                   Birmingham, Alabama 35211
                         (205) 940-4000
               (Address, including zip code, and
             telephone number, including area code
          of Registrant's Principal Executive Office)
                         ________________

                     Brian J. Martin, Esq.
         Saks Incorporated (formerly Proffitt's, Inc.)
                     750 Lakeshore Parkway
                  Birmingham, Alabama   35211
                         (205) 940-4000
   (Name, Address, including zip code, and telephone number,
           including area code of Agent for Service)
                        ________________
                           Copies to:

                     Philip L. McCool, Esq.
                        Sommer & Barnard
                      4000 Bank One Tower
                      111 Monument Circle
                  Indianapolis, Indiana 46204
                         (317) 630-4000
                         ________________
     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
     If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be pursuant to
Rule 434, please check the following box.
                      CALCULATION OF REGISTRATION FEE
                                            Proposed
Title of each             Amount            maximum           Amount of
class of                 to be             aggregate           registr-
securities             registered           offering             ation
to be registered           (1)               price                fee
----------------        --------            -------             --------
Common Stock,
$ .10 par value......     1,550,000     $31,676,730.00(2)       $8,806.13

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Security
     Act of 1933 on the basis of the average high and low prices on the New York Stock Exchange on October 28, 1998.
(2)  No additional consideration will be paid for the Preferred
     Stock Purchase Rights.

     The registrant hereby amends this Registration Statement on such dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THIS REGISTRATION STATEMENT IS FILED TO REGISTER THE BALANCE OF THE 2,300,000 SHARES ISSUABLE UNDER THE PLAN, SOME OF WHICH WERE
PREVIOUSLY REGISTERED ON JULY 28, 1997, ON FORM S-3, UNDER
REGISTRATION NUMBER 333-32237.


The information in this prospectus is not complete and may be amended. We may not sell these securities until the registration statement filed with the SEC in effective. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION
DATED November 3, 1998



                       SAKS INCORPORATED
                  (Formerly PROFFITT'S, INC.)
                        ______________

                           COMMON STOCK
                        2, 300,000 SHARES

     This Prospectus relates to up to 2,300,000 shares of the common stock, $0.10 par value share (the "Shares") of Saks Incorporated, a Tennessee corporation (the "Company") issuable pursuant to the Saks Incorporated 1997 Stock-Based Incentive Plan (the "Incentive Plan").

     The Common Stock is listed for trading on the New York Stock
Exchange under the symbol "SKS." On October 12, 1998 the last reported sale price for the Common Stock was $19.25.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR
DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS
TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

                               _____________

        The date of this Prospectus is November 3, 1998

     You should rely only on the information contained in this document or incorporated by reference. We have not authorized anyone to provide you with information that is different.

                        TABLE OF CONTENTS
                                                             Page
AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . .2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . .3
SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . .6
INFORMATION ABOUT THE PLAN . . . . . . . . . . . . . . . . . . .6
PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . 13
LEGAL OPINIONS . . . . . . . . . . . . . . . . . . . . . . . . 13
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

                     AVAILABLE INFORMATION

     Our company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site (http://www.sec.gov).

     The Company has filed with the Commission a registration statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the common Stock offered pursuant to the Saks Incorporated 1997 Stock-Based Incentive Plan ("Shares"). This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus or in any document incorporated in this Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company (Commission File No. 1-13113) pursuant to the Exchange Act or the Securities Act are incorporated by reference in this
Prospectus:

     (a) The Company's Annual Report filed with the Commission on May 1, 1998 on Form 10-K for the fiscal year ended
          January 31, 1998;

     (b) The Company's Quarterly Reports filed with the Commission on June 8, 1998 and September 14, 1998 for the fiscal quarters ended May 2, 1998 and August 1, 1998, respectively;

     (c) The Company's Current Reports on Form 8-K filed with the Commission (since the Form 10-K was filed) on February 11, February 17, March 26, April 13, July 8, July 14 (as amended), August 4, August 20, August 31, September 11, and two filings on September 23, 1998;

     (d)  The Company's Registration Statement on Form 8-A filed
          March 26, 1998 in respect of the Proffitt's Rights
          Agreement; and

     (e)  The information contained in "Description of Proffitt's
          Capital Stock" in the Registrant's Registration Statement on Form S-4 (Reg. No. 333-17059) filed with the
          Securities and Exchange Commission on July 29, 1998.

     All documents and reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available, without charge, to any person, including any beneficial owner, to whom this Prospectus is delivered, on written or oral request, within one business day of such request, to Saks Incorporated, P.O. Box 9388, Alcoa, Tennessee 37701, attention: Investor Relation (telephone number: (423) 983-7000).


                             SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Prospectus. As used herein, unless the context otherwise requires, "Company" means Saks Incorporated and its subsidiaries, and the terms "Proffitt's, " "McRae's," "Younkers," "Parisian," "Herberger's," "Carson's" and "Saks" refer to the Company's department store chains, and the existing and predecessor entities that conduct or conducted business under such names.

The Company

     The Company is a leading department store retailer that, as of the date of this Prospectus, operates 331 department stores in 38 states and is the fourth largest traditional department store company in the United States. The Company's stores operate under the Saks Fifth Avenue, Younkers, Off 5th, Parisian, Herberger's, Carson Pirie Scott, McRae's, Proffitt's, Bergner's, Boston Store and Bullock & Jones trade names. Carson Pirie Scott, Bergner's and Boston Store are operated as a single "chain" of department stores, and the stores operating under each of the other trade names are operated as separate chains. The Company's stores are typically leading branded traditional department stores in their communities. Most of the stores are located in premier regional or community malls in the respective trade areas served. The Company's stores offer a wide selection of fashion apparel, accessories, cosmetics and decorative home furnishings, featuring assortments of premier brands, private brands and specialty merchandise. Merchandising, sales promotion and certain store operating support functions are conducted in multiple regional locations to tailor regional assortments to the local customer. The Company coordinates merchandising planning and execution among the stores and consolidates certain administrative and support functions to realize scale economies, to promote a competitive cost structure and to increase margins. In addition to its department stores, the Company also operates four furniture stores in the Carson Pirie Scott chain.

     The Company was incorporated under the laws of the State of Tennessee in 1919. The principal executive offices of the Company are located at 750 Lakeshore Parkway, Birmingham, Alabama 35211, and its telephone number is (205) 940-4000.

The Plan

     The Incentive Plan. The Incentive Plan is intended to enable Saks to attract and retain qualified personnel. All employees and directors of Saks are eligible to participate in the Incentive Plan. The Board of Directors will select individuals to receive awards. Awards will be in the form of stock options, stock appreciation rights, restricted stock, performance units and stock bonuses. See "Information About the Plan."

Selected Financial and Operating Data

         The following tables sets forth supplemental financial and operating data as of and for the five fiscal years ended January 31, 1998 and supplemental summary unaudited financial and operating data as of the six months ended August 1, 1998 and August 2, 1997. See "Incorporation of Certain Documents by Reference."

         These supplemental consolidated financial statements include the accounts of the Company and all of its subsidiaries and have been prepared to give retroactive effect to the merger with Saks Fifth
Avenue ("SFA"), which was accounted for as a pooling-of-interests. Generally accepted accounting principles proscribe giving effect to a completed merger accounted for by the pooling-of-interests method in financial statements that do not include the effective date of the merger. These financial statements do not extend through the effective date of the merger; however, they will become the historical consolidated financial statements for the Company after financial statements covering the effective date of the merger are issued. The supplemental consolidated financial statements for 1996 and 1995 have also been previously restated to give retroactive effect to the poolings-of-interests mergers in the respective year. All significant intercompany balances and transactions have been eliminated in consolidation.


                         Six Months Ended                        Fiscal Year Ended(a)
                         ----------------      -----------------------------------------------------
                         8/1/98     8/3/97     1/31/98      2/1/97     2/3/96     1/28/95     1/29/94
                        --------  --------    --------     --------    --------    --------   -------
Supplemental Consolidated
  Income Statement Data:
Net sales              $2,696,346  $2,490,469  $5,726,346  $4,926,862 $4,422,107  $4,085,595  $3,600,897
Cost of sales           1,761,420   1,636,809   3,731,293   3,208,989  2,900,026   2,665,525   2,357,829
                        ----------  ----------  ----------  ---------- ----------  ----------  ----------
  Gross margin            934,926     853,660   1,995,053   1,717,873  1,522,081   1,420,070   1,243,068
Selling, general
  and administra-
  tive expenses           588,245     542,471   1,165,118   1,057,144    961,407     852,896     784,091
Other operating
  expenses                  2,998       5,235      17,018      11,645      2,178       1,798         295
  Property & equip-
   ment rentals            83,917      70,048     157,018     114,714     97,148      91,567      86,532
  Depreciation & other
      amortization         71,570      65,353     136,119     123,533    121,171     115,543     142,650
  Taxes other than
   income taxes            73,469      68,450     134,121     117,355    110,137     108,677      98,881
Expenses related to
  attempted Younkers
  takeover                                                                10,017
(Gains) losses from
  long-lived assets         1,855          30        (134)      1,406    (36,058)
Merger, restructuring
 and integration
 charges (b)                5,951       3,102      36,524      16,929     64,237       2,000     179,731
Year 2000 expenses (c)      4,127       4,362       6,590
ESOP expenses (d)                       1,532       9,513       3,910      2,931       2,787       2,939
                        ----------  ----------  ----------  ---------- ----------  ----------  ----------
  Operating income
   (Loss)                 102,794      93,077     333,166     271,237    188,913     244,802     (51,981)
Other income (expense):
  Interest expense        (49,292)    (57,497)   (113,685)   (114,881)  (141,725)   (117,065)    (99,205)
  Other income
   (expense), net             754         389       2,330     (11,780)     4,051       4,826       4,063
  Reorganization
    items (e)                                                                                   (219,857)
                        ----------  ----------  ----------  ---------- ----------  ----------  ----------
  Income (loss)
   before provision
   for income taxes and
   extraordinary items
   and cumulative
   effect of changes
   in accounting
   methods                 54,256      35,969     221,811     144,576     51,239     132,563    (366,980)
Provision (benefit)
  for income
  taxes (g)                23,150      15,505    (194,426)     50,998     48,914      58,112      34,432
                        ----------  ----------  ----------  ---------- ----------  ----------  ----------
  Income (loss) before
   extraordinary items
   and umulative effect
   of changes in
   accounting methods      31,106      20,464     416,237      93,578      2,325      74,451    (401,412)

Extraordinary loss on
  early extinguishment
  of debt, net of
  taxes (f)                 (334)     (4,472)     (11,323)    (12,746)    (8,051)       (535)    (28,728)
Extraordinary gain
  on reorganization,
  net of taxes (e)                                                                               212,139
Cumulative effect
  of changes in
  accounting methods,
  net of taxes (h)                                                                               (12,090)
                        ----------  ----------  ----------  ---------- ----------  ----------  ----------
Net income (loss)        $ 30,772    $ 15,992   $ 404,914    $ 80,832   $ (5,726)  $  73,916   $(230,091)
                         =========   =========   =========   =========  =========   =========   =========
Basic earnings per
  share:
Basic earnings (loss)
  per common share
  before  extra-
  ordinary items and
  cumulative effect         $0.22       $0.15       $3.03       $0.72      $0.00       $0.62      $(3.44)
Basic earnings (loss)
  per common share          $0.22       $0.12       $2.94       $0.62     $(0.07)      $0.62      $(1.97)
Diluted earnings (loss)
  per common share
  before extra-
  ordinary items
  and cumulative
  effect                    $0.21       $0.15       $2.86       $0.70      $0.00       $0.61      $(3.44)
Diluted earnings (loss)
  per common share          $0.21       $0.12       $2.79       $0.60     $(0.07)      $0.61      $(1.97)
Weighted average
  common shares:
  Basic                   142,302     135,550     137,588     125,056    111,974     117,217     116,590
  Diluted                 146,463     138,795     149,085     132,583    113,309     118,504     116,590
Supplemental Consol-
  idated Balance
  Sheet Data:
Working capital           929,542     999,957  $1,090,304   $ 951,752  $ 710,468   $ 777,444   $ 801,589
Total assets                                   $4,270,253  $3,630,276 $2,899,565  $2,908,258  $2,593,779
Senior long-term
  debt, less current
  portion                                      $1,093,806   $ 863,475 $1,256,349  $1,263,147  $1,171,817
Subordinated debt                              $  286,964   $ 501,767  $ 150,505   $ 150,269  $  136,250
Shareholders' equity                           $1,944,529   $1,397,934 $ 691,059   $ 739,893  $  658,101


See notes to condensed consolidated financial statements.

(a) Effective September 17, 1998, January 31, 1998, February 1, 1997, and February 3, 1996, Saks Holdings, Inc. ("Saks Holdings") Carson Pirie Scott & Co. ("CPS"), G.R. Herberger's, Inc. ("Herberger's") and Younkers, Inc. ("Younkers"), respectively, were acquired by Saks Incorporated (the "Company"). Such acquisitions were accounted for under the pooling-of- interests method of accounting. Accordingly, the Company's financial statements were restated for all periods to include the results of operations and financial position of Saks Holdings, CPS, Herberger's and Younkers. The Company completed the purchase of Parisian, Inc. ("Parisian") on October 11, 1996, which the Company accounted for under the purchase method of accounting. As a consequence, the Company's financial statements include Parisian's results of operations from October 11, 1996.

(b) In connection with the acquisitions of CPS, Parisian, Herberger's and Younkers, the Company incurred merger, restructuring and integration costs, including (i) transaction costs, (ii) costs associated with severance and related benefits and abandonment and elimination of duplicate administrative office space, property, data processing equipment and software, and (iii) other costs.

(c) During fiscal 1997 the Company completed its assessment of the effect of the Year 2000 Problem on the Company and began the necessary systems modifications resulting in expenses of $6.6 million. The Company's expenses related to the Year 2000 Problem for the periods ended August 1, 1998 and August 2, 1997 were $4.1 million and $4.4 million, respectively.

(d)  In December 1997, the Company terminated the Herberger's
     Employee Stock Ownership Plan.

(e) CPS and its subsidiaries filed Chapter 11 bankruptcy in fiscal 1991 and completed Chapter 11 reorganization in fiscal 1993. In connection with the reorganization, CPS recognized a loss on reorganization of $219.9 million and an extraordinary gain on reorganization of $212.1 million net of tax.

(f) During fiscal 1997, the Company modified its capital structure, including retiring approximately $114 million of 9 7/8% Parisian Senior Subordinated Notes due 2003, prepaying approximately $15 million of 11% Junior Subordinated Notes, prepaying certain mortgages and replacing the Company's existing revolving credit and working capital facilities with a new revolving credit facility. As a result of this early extinguishment of debt, certain deferred costs and premiums associated with the debt facilities, such as loan origination costs, were written off resulting in a loss of $11.3 million net of income taxes. In fiscal 1996, the Company recognized $12.7 million of extraordinary charges associated with the prepayment of term borrowings under the Saks Holdings credit facility, the repayment of outstanding balances on the revolving credit portion of the Saks Holdings credit facility and the prepayment of certain mortgages. In fiscal 1995, Younkers canceled its $150 million revolving credit agreement and replaced its debt financing of accounts receivable with sales of ownership interests in its accounts receivable resulting in a write-off of $2.1 million net of income taxes. In connection with the Saks Holdings real estate refinancing in 1995, the Company incurred $6.0 million in charges. In fiscal 1993, the Company incurred $28.7 million of charges associated with the early extinguishment of debt.

(g) The Company recorded an income tax benefit of $294.8 million in the fourth quarter of 1997, relating to the reduction in the Saks Holdings valuation allowance associated with certain deferred tax assets.

(h) Effective with fiscal 1993, the Company changed its method of accounting for inventories, store pre-opening costs and pensions. The adjustments to reflect these changes resulted in a net charge of $12.1 million. The most significant component was a charge with respect to pensions of $14.0 million, net of tax.

                                 USE OF PROCEEDS

     The amount of net proceeds to the Company from the sale of the Shares depends upon the number of options exercised for cash, which the Company cannot estimate. The Company will add any net proceeds received to the Company's working capital and will use such net proceeds for general corporate purposes.


                    INFORMATION ABOUT THE PLAN

     The principal features of the Saks Incorporated 1997 Stock-Based Incentive Plan (the "Incentive Plan") are summarized below.
The summary is qualified in its entirety by reference to the full text of the Incentive Plan. Participants may contact the Company's Investor Relation Department, Saks Incorporated , 115 North Calderwood, Alcoa, Tennessee 37701, telephone (423) 983-7000 for additional information concerning the Incentive Plan and its administrators.

What is the Purpose of the Plan?

     The purpose of the Plan is to attract, retain and motivate employees and directors of high caliber and potential.

How is the Incentive Plan Administered?

     The Incentive Plan will be administered by a committee consisting of two or more nonemployee directors selected by the Board of Directors (the "Committee"). The Committee will serve at the pleasure of the Board.

     The Committee has full and final authority to interpret the Incentive Plan and to decide all questions of fact arising in its application. Subject to the provisions of the Incentive Plan, the Committee's powers include, but are not limited to, determining the employees and directors to receive awards under the Incentive Plan, determining the type, amount and sizes of each such award, determining the time when each such award will be granted, and determining the provisions of each agreement evidencing an award.

What Stock is subject to the Incentive Plan?

     The Committee may grant awards under the Incentive Plan with respect to not more than a total of 2,300,000 shares of $.10 par value common stock of the Company ("Shares"), subject to adjustment as provided in the Incentive Plan. Such Shares may be authorized and unissued Shares or treasury Shares and may be purchased on the open market or otherwise. Except as otherwise provided in the Incentive Plan, Shares subject to an option or right which is surrendered, expires or is terminated unexercised and Shares granted pursuant to restricted stock awards which are forfeited will again become available for the granting of awards under the Incentive Plan.

Who is eligible to receive Awards?

     All employees and directors of the Company are eligible to receive awards under the Incentive Plan. The number of individuals eligible to participate in the Plan is determined by the Board of Directors of the Company.

What Awards are available under the Incentive Plan?

     Under the Incentive Plan, awards may be granted from time to time by the Committee in the form of stock options, stock appreciation rights, performance units, restricted stock, stock bonuses or any combination of the above. Stock options will be options which are not intended to qualify as incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended ("nonqualified stock options"). All awards will be evidenced by written agreement in such form not inconsistent with the Incentive Plan as the Committee may approve.

What is a stock option?

     A stock option is the right to purchase Shares at a set price during a stated period of time in the future. No cash consideration will be received by the Company for the granting of any option. Under the Incentive Plan, an optionee will receive a written agreement evidencing stock options. The option agreement will identify the options represented thereby as nonqualified stock options and specify the number of Shares subject to the options. The maximum number of options which may be granted to one optionee during any 12-month period is 125,000. The option exercise price per Share will be determined by the Committee and cannot be less than 100% of the fair market value of a share on the date of grant. The option agreement will designate the periods of time within which the option may be exercised, in whole or in part, provided that no nonqualified stock option will be exercisable after ten years from the date of grant thereof. The purchase price of Shares must be payable in full at the time of exercise in cash, Shares at fair market value, or a combination thereof, as the Committee may determine. If the purchase price is paid by tendering Shares, the Committee in its discretion, may grant the optionee a new stock option for the number of Shares used to pay the purchase price.
The Committee may provide in the option agreement circumstances under which the option will become immediately exercisable, in whole or in part, and the Committee may accelerate the exercisability of any option in whole or in part at any time.

What is a stock appreciation right?

     Stock appreciation rights ("SARs") are rights to receive cash or Shares, or a combination thereof, as the Committee may determine, in an amount equaling the excess of (i) the fair market value at the time of exercise of Shares with respect to which the SAR is exercised, over (ii) a specified price which must not be less than 100% of the fair market of the Shares at the time the SAR is granted, or, if the SAR is granted in connection with a previously issued stock option, not less than 100% of the fair market value of Shares at the time such option is granted. SARs may be granted in connection with a previously or contemporaneously granted stock option, or independently of a stock option. No cash consideration will be received by the Company for the granting of any SAR. Upon exercise of an SAR, the number of Shares reserved for issuance under the Incentive Plan will be reduced by the number of Shares covered by the SAR. Shares covered by an SAR may not be used more than once to calculate the amount to be received pursuant to the exercise of the SAR. If an SAR is granted in relation to a stock option, (i) the SAR will be exercisable only at such times and by such persons as the related option is exercisable, and (ii) the grantee's right to exercise either the related option or the SAR will be canceled to the extent that the other is exercised. No SAR will be exercisable earlier than six months or later than ten years after the date of grant. The Committee may provide in the SAR agreement circumstances under which SARs will become immediately exercisable and may, notwithstanding the foregoing restriction on time of exercise, accelerate the exercisability of any SAR at any time.

What is a restricted stock award?

     Restricted stock awards under the Incentive Plan are awards of Shares free of any purchase price or for such purchase price as may be established by the Committee. Such Shares are restricted against transfer, subject to forfeiture and subject to such other terms and conditions as may be determined by the Committee. The Committee will determine the period of restrictions and will specify the terms and conditions upon which restrictions will lapse. The Committee may provide in the agreement circumstances under which the restricted stock will become immediately transferable and nonforfeitable, or circumstances under which the restricted stock will be forfeited. Notwithstanding the terms of any restricted stock agreement executed under the Incentive Plan, the Committee may accelerate the expiration of the restriction period imposed on any Shares at any time. Each agreement will provide that during the period the Shares are restricted, the grantee will have all the rights of a stockholder, including, but not limited to the right to receive dividends or the right to vote such Shares, except that such Shares may not be sold or transferred during the restriction period applicable to such Shares. Upon the expiration, lapse or removal of restrictions, Shares free of restrictive legend will be issued to the grantee or his or her legal representative.

What is a performance unit?

     Performance unit awards under the Incentive Plan will entitle grantees to future payments based upon the achievement of pre-established long-term performance objectives. Under the Incentive Plan, a performance unit agreement will establish with respect to each unit award (i) a performance period of not fewer than two years, (ii) a value for each unit which will not thereafter change, or which may vary thereafter pursuant to criteria specified by the Committee, and (iii) maximum and minimum performance targets to be achieved during the applicable performance period. Under each agreement, the grantee will be entitled to full value of a unit award for achievement of maximum targets and a portion of a unit award for performance exceeding minimum targets and less than maximum targets. The performance targets will relate to corporate, division or unit performance and may be established in terms of growth in gross revenue, earnings per share, ratios of earnings to equity assets, or such other measures or standards as may be determined by the Committee. At any time prior to payment of a unit award, the Committee may adjust previously established performance targets or other terms and conditions to reflect major unforeseen events. Following the conclusion of each performance period, the Committee will determine the extent to which performance targets have been obtained and will as promptly as practicable thereafter make payment in cash, Shares or a combination thereof, in a lump sum or in installments as determined by the Committee, unless deferred as prescribed by the Committee.

What is a stock bonus?

     Stock bonuses are bonuses in the form of Company Shares granted in addition to, or in lieu of cash bonuses. The Company may, in its sole discretion, permit employees to receive a cash bonus in the form of Company Shares.

Does the Incentive Plan provide for loans and supplemental cash?

     Yes. The Committee, to further the purposes of the Incentive Plan, may provide for supplemental cash payments or loans to individuals in connection with all or any part of an award under the Incentive Plan. The amount of supplemental cash payments will not exceed (i) in the case of an option, the excess of the fair market value of a Share on the date of exercise over the option price multiplied by the number of Shares for which such option is exercised, or (ii) in the case of an SAR, performance unit, or restricted stock award, the value of the Shares and other consideration issued in payment of such award. Any loan will be evidenced by a written loan agreement.

What happens upon termination of employment?

     With respect to stock options, if an optionee ceases to be an employee of the Company for any cause other than retirement, death or disability, as defined in the Incentive Plan, the optionee may exercise the option during its term within three months after the termination to the extent that the option was exercisable at the time of termination, or within such other period specified by the Committee. If an optionee retires, dies or becomes disabled prior to the expiration and full exercise of the employee's option, the optionee or his or her beneficiary may exercise the option during its term within a period of (i) one year after the termination of employment due to retirement, death or disability, or (ii) one year after death if death occurs either within one year after termination of employment due to retirement or disability or within three months after termination of employment for other reasons, to the extent that the option was exercisable at the time of death or termination, or within such other period specified by the Committee.

     With respect to SARS, in the discretion of the Committee, an SAR may be made exercisable for up to three months after the grantee's employment is terminated for any reason other than retirement, death or disability, and for up to one year after the grantee's employment is terminated because of retirement, death or disability.

     With respect to performance unit awards, in the event of termination due to death, disability or retirement with the consent of the Company, any unit award to the extent earned will be payable at the end of the performance period according to the portion of the performance period during which the grantee was employed, except that the Committee may provide an appropriate settlement before the end of the period. Upon any other termination, participation will immediately terminate and all outstanding unit awards will be canceled.

Are the awards assignable?

     Maybe. Award agreements may provide that vested awards may be transferred to a spouse, lineal descendants who have obtained age 21 or trusts whose beneficiaries comprise the aforementioned individuals. Otherwise, no award under the Incentive Plan may be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered, other than by will or by the laws of descent and distribution, or by such other means as the Committee may approve. Except as otherwise provided in the Incentive Plan, during the life of the recipient, such award will be exercisable only by such person or by such person's guardian or legal representative.

What stockholder rights do award holders have?

     Except with respect to holders of restricted stock the recipient of any award under the Incentive Plan, unless otherwise provided by the Incentive Plan, will have no rights as a stockholder with respect thereto unless and until certificates for Shares are issued to the recipient, and the issuance of Shares will confer no retroactive right to dividends.

Does receipt of an award confer any right to employment?

     Nothing in the Incentive Plan or in any agreement entered into pursuant to the Incentive Plan will confer upon any person the right to continue in the employment or services of the Company or affect any right which the Company may have to terminate the employment or services of such person.

What withholding obligations exist?

     Prior to the issuance or transfer of Shares under the Incentive Plan, the recipient must remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements. With the prior approval of the Committee, the recipient may satisfy the withholding requirement in whole or in part by electing, prior to the date that the withholding amount is determined, to have the Company withhold Shares equal in value to the withholding amount subject to applicable securities law and other legal requirements. Whenever payments to a grantee under the Incentive Plan are to be made in cash, such payments will be net of the amount necessary to satisfy withholding tax requirements.

Must all award grants be uniform?

     No. The Committee's determinations under the Incentive Plan need not be uniform and may be made selectively among persons who receive, or are eligible to receive, awards under the Incentive
Plan, whether or not such persons are similarly situated.

What happens upon a Change in Control?

     In the event of (i) a Change in Control (as defined below) or
(ii) a Potential Change in Control (as defined below), but only if and to the extent so determined by the Board of Directors at or after grant (subject to any right of approval expressly reserved by the Board of Directors at the time of such determination), the following acceleration and valuation provisions will apply: (a) any SARs outstanding for at least six months and any stock options awarded under the Incentive Plan not previously exercisable and vested will become fully exercisable and vested; (b) any restrictions and deferral limitations applicable to any restricted stock, performance units or other stock-based awards, in each case to the extent not already vested under the Incentive Plan, will lapse and such shares, performance units or other stock-based awards will be deemed fully vested; and (iii) the value of all outstanding stock options, SARS, restricted stock, performance units and other stock-based awards, in each case to the extent vested, will, unless otherwise determined by the Committee in its sole discretion at or after grant but prior to any Change in Control, be cashed out on the basis of the Change in Control Price (as defined) as of the date such Change in Control or such Potential Change in Control is determined to have occurred or such other date as the Committee may determine prior to the Change in Control.

     As used in the Incentive Plan, the term "Change in Control" means the happening of any of the following: (i) any person or entity, including a "group" as defined in Section 13(d)(3) of the 1934 Act, other than the Company, a subsidiary of the Company, or any employee benefit plan of the Company or its subsidiaries, becomes the beneficial owner of the Company's securities having 25% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election for directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of directors of the Company or such other corporation or entity after such transaction, are held in the aggregate by holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transactions; or (iii) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

     As used in the Incentive Plan, the term "Potential Change in Control" means the happening of any of the following: (i) the approval by stockholders of an agreement by the Company, the consummation of which would result in a Change in Control of the Company; or (ii) the acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than the Company, a wholly-owned subsidiary thereof or any employee benefit plan of the Company or its subsidiaries (including any trustee of such plan acting as such trustee)) of securities of the Company representing 5% or more of the combined voting power of the Company's outstanding securities and the adoption by the Board of Directors of a resolution to the effect that a Potential Change in Control of the Company has occurred for purposes of the Incentive Plan.

     As used in the Incentive Plan, the term "Change in Control Price" means the highest price per share paid in any transaction reported on the New York Stock Exchange, or paid or offered in any bona fide transaction related to a Potential or actual Change in Control of the Company at any time during the 60 day period immediately preceding the occurrence of the Change in Control (or, where applicable, the occurrence of the Potential Change in Control event), in each case determined by the Committee.

Can awards be forfeited for competing with the Company?

     Yes. Unless the award agreement relating to a stock option, SAR, restricted stock, performance unit or stock bonus specifies otherwise, a grantee will forfeit all unexercised, unearned and/or unpaid awards, including awards earned but not yet paid, all unpaid dividends and dividend equivalents, and all interest, if any, accrued on the foregoing if, (i) in the opinion of the Committee, the grantee without the written consent of the Company, engages in any business or activity competitive with the business conducted by the Company or any of its subsidiaries; or (ii) the grantee performs any act or engages in any activity which in the opinion of the Chief Executive Officer of the Company is inimical to the best interests of the Company.

What adjustments will be made to the awards to reflect changes in the Company Shares?

     In the event of any change in the outstanding common stock of the Company by reason of a stock dividend or distribution, recapitalization, merger, consolidation, reorganization, split-up, combination, exchange of Shares or the like, the Board of Directors, in its discretion, may adjust proportionately the number of Shares which may be issued under the Incentive Plan, the number of Shares subject to outstanding awards, and the option exercise price of each outstanding option. The Board of Directors may also make such other changes in outstanding options, SARs performance units and restricted stock awards as it deems equitable in its absolute discretion to prevent dilution or enlargement of the rights of grantees, provided that any fractional Shares resulting from such adjustments will be eliminated.

How is the Incentive Plan amended or terminated?

     The Board of Directors may terminate, amend, modify or suspend the Incentive Plan at any time. No termination, modification, amendment or suspension of the Incentive Plan will adversely affect the rights of any grantee or beneficiary under an award previously granted, unless the grantee or beneficiary consents thereto; but it will be conclusively presumed that any adjustment to the Incentive Plan does not adversely affect any such right.

Will participation in the Incentive Plan affect a participant's eligibility to participate in other plans?

     No. Participation in the Incentive Plan will not affect a participant's eligibility to participate in any other benefit or incentive plan of the Company. Any award made pursuant to the Incentive Plan will not be used in determining the benefits provided under any other plan of the Company unless specifically provided therein.

What are the effective date and duration of the Incentive Plan?

     The Incentive Plan became effective on April 9, 1997. Unless it is sooner terminated in accordance with the Incentive Plan, the Incentive Plan will remain in effect until all awards under the Incentive Plan have been satisfied by the issuance of Shares or the payment of cash or have expired or otherwise terminated, but no award will be granted after April 8, 2007.

Are there other general restrictions under the Incentive Plan?

     Yes. The Incentive Plan provides that each award under the Incentive Plan will be subject to certain general restrictions set forth in Paragraph 13 of the Incentive Plan.

What are the federal tax consequences of options?

     An optionee will realize no taxable income at the time an option or SAR is granted under the Incentive Plan.

     Generally, the tax treatment of transferable and nontransferable options is the same. The exercise of an option will result in ordinary federal taxable income to the optionee in an amount equal to the excess of the fair market value of the Shares purchased over the exercise price thereof. A deduction from federal taxable income will be allowed to the Company in an amount equal to the amount of ordinary income recognized by the optionee. Upon a subsequent disposition of the option Shares, the optionee will recognize a short-term or long-term capital gain (or loss) equal to the difference of the amount received and the tax basis of such Shares, depending upon the holding period of the Shares.

     If a participant to whom an option was granted transfers the option to a permitted transferee in an arms-length transaction, the participant to whom an option was transferred in a permitted transfer will recognize ordinary federal taxable income equal to the consideration received from the transferee at the time of the transfer, and thereafter will have no further income tax effect.
If the optionee transfers the option in a non-arms-length transaction, he will recognize ordinary federal taxable income equal to the consideration received at the time of the transfer and, at the time of exercise by the transferee, in an amount equal to the excess of the fair market value of the Shares purchased over the exercise price, minus the amount of income recognized at the time of transfer. Examples of non-arms-length transactions include gifts to family members and sales at less than the fair market value of an option.

     A transferee of an option will recognize a short-term or long-term capital gain (or loss) when he resells the option, or when he sells the option Shares after exercise of the option. There will be no income tax effect on exercise of the option.

How will I be taxed with respect to my Award?

     With respect to SARs, a grantee will realize ordinary income upon the exercise of the SAR equaling the amount of cash received or the current fair market value of stock acquired, and the Company will receive a corresponding deduction. Upon subsequent disposition of any Shares received, any gain or loss will be a long- or short-term capital gain or loss depending upon the applicable holding period.

     With respect to restricted stock awards, the federal income tax consequences will depend on the facts and circumstances of each restricted stock award, and in particular, the nature of the restrictions imposed with respect to the Shares which are the subject of the award. In general, if the Shares are subject to a "substantial risk of forfeiture," i.e., if rights to full enjoyment of the benefit of ownership of the Shares are conditioned upon the future performance of substantial services by the grantee, a taxable event occurs only when the risk of forfeiture ceases. At such time, the grantee will realize ordinary income to the extent of the excess of the fair market value of the Shares on the date the risk ceases over the grantee's cost for such Shares, and the Company will be entitled to a deduction in the same amount at the same time. Under certain circumstances, the grantee, by making an election under Code section 83(b), can accelerate the taxable event with respect to the Shares, in which event the ordinary income amount and the Company's deduction will be measured as of the date Shares are deemed for section 83(b) purposes to have been transferred to the grantee. If the restrictions with respect to Shares which are the subject of a restricted stock award do not subject the grantee to a "substantial risk of forfeiture" of the Shares, then the grantee will realize ordinary income with respect to the Shares to the extent of the difference at the time of the transfer of the Shares to the grantee between the fair market value of the Shares and the grantee's cost therefor, and the Company will be entitled to a deduction in the same amount at such time. Subsequent to the determination and satisfaction of the ordinary income tax consequences, any further gain or loss realized on the subsequent disposition of such Shares will be a long- or short-term capital gain or loss depending upon the applicable holding period.

     With respect to performance unit awards, a grantee will realize ordinary income upon receipt equaling the amount of cash or the current market value of the stock received, and the Company will receive a corresponding deduction. Upon subsequent disposition of any Shares received, any gain or loss will be a longer short-term gain or loss depending upon the applicable holding period.

     The federal income tax consequences described above are based on the laws and regulations in effect on the date of this Prospectus and future changes in those laws and regulations may affect the tax consequences described. No discussion of state income tax is included. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISER CONCERNING THE TAX CONSEQUENCES OF THE PLANS. NOTHING CONTAINED IN THE FOREGOING DISCUSSION SHOULD BE CONSTRUED AS INDIVIDUAL TAX ADVICE TO YOU.

     The Incentive Plan is not subject to or qualifiable under
Section 401(a) of the Code or any of the provisions of the Employee Retirement Income Security Act of 1974.


                       PLAN OF DISTRIBUTION

     A copy of this Prospectus will be delivered by the Company to each participant in the Plan upon grant of an option, stock appreciation right, performance unit or restricted Share.

                          LEGAL OPINIONS
     Certain legal matters in connection with the Shares will be passed upon for the Company by Sommer & Barnard, Attorneys at Law, PC, Indianapolis, Indiana.

                             EXPERTS

     The consolidated financial statements in the Company's Annual Report on Form 10-K as of January 31, 1998 and February 1, 1997 and for each of the three years in the period ended January 31, 1998, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The supplemental consolidated financial statements included in the Company's Current Report on Form 8-K (filed with the Securities and Exchange Commission on September 23, 1998) as of January 31, 1998 and February 1, 1997 and for each of the three years in the period ended January 31, 1998, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing. PricewaterhouseCoopers LLP's report includes an explanatory paragraph which states that the supplemental consolidated financial statements give retroactive effect to the merger of Proffitt's, Inc. with Saks Holdings, Inc. The combination occurred on September 17, 1998, and has been accounted for as a pooling-of-interests as described in Notes 1 and 3 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation; however, they will become the historical consolidated financial statements of Saks Incorporated and Subsidiaries after financial statements covering the date of consummation of the business combination are issued.


              INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

All amounts are estimates except the SEC registration fee.

SEC Registration Fee . . . . . . . . . . . . . . . . . $11,390.90
Accounting fees and expenses . . . . . . . . . . . . . .10,000.00
Legal fees and expenses. . . . . . . . . . . . . . . . .15,000.00
Printing and engraving expenses. . . . . . . . . . . . . 2,000.00
Miscellaneous. . . . . . . . . . . . . . . . . . .           0.00
                                                       ----------
     Total . . . . . . . . . . . . . . . . . . . . . . $38,390.90
                                                         _________

Item 15.  Indemnification of Directors and Officers.

     The By-Laws of the Company provide that the Company shall indemnify to the full extent authorized or permitted by the Tennessee Business Corporation act any person made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person, or such person's testate or intestate, is or was an officer or director of the Company or serves or served as an officer or director of any other enterprise at the request of the Company.

     Section 48-18-503 of the Tennessee Business Corporation Act provides for "mandatory indemnification," unless limited by the charter, by a corporation against reasonable expenses incurred by a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party by reason of the director being or having been a director of the corporation. Section 48-18-504 of the Tennessee Business Corporation Act states that a corporation may, in advance of the final disposition of a proceeding, reimburse reasonable expenses incurred by a director who is a party to a proceeding if the director furnishes the corporation with a written affirmation of the director's good faith belief that the director has met the standard of conduct required by Section 48-18-502 of the Tennessee Business Corporation Act, that the director will repay the advance of it is ultimately determined that such director did not meet the standard of conduct required by Section 48-18-502 of the Tennessee Business Corporation Act, and that those making the decision to reimburse the director determine that the facts then known would not preclude indemnification under the Tennessee Business Corporation Act. Section 48-18-507 of the Tennessee Business Corporation Act provides for mandatory indemnification, unless limited by the charter, of officers pursuant to the provisions of
Section 48-18-503 of the Tennessee Business Corporation Act applicable to mandatory indemnification of directors.

     The Company's By-Laws further provide that the Company may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person or on such person's behalf in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the By-Laws, provided that such insurance is available on acceptable terms as determined by a majority of the Company's Board of Directors.

Item 16.  Exhibits.

     The following exhibits are filed as a part of this Registration Statement:

Exhibit
   No.              Description

  4.1 Saks Incorporated 1997 Stock-Based Incentive Plan (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-3 filed with the Commission on July 28, 1997)

  5.1          Opinion of Sommer & Barnard, PC

 23.1          Consent of Sommer & Barnard, PC (included in
               Exhibit 5)

 23.2          Consent of PricewaterhouseCoopers LLP

 23.3          Consent of PricewaterhouseCoopers LLP

 24.1          Power of Attorney (included on signature page)

 27.1          Not Required; financials previously filed

Item 17.  Undertakings.

     (1) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Provided, however, That paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

     (3) The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (6) The undersigned Registrant hereby undertakes that: (i) for the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (ii) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe the it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the Undersigned, thereunto duly authorized, in the city of Jackson, State of Mississippi, on the 3rd day of November, 1998.

                                         Saks Incorporated

                                         By:     /s/ R. Brad Martin
                                             ------------------------
                                              R. Brad Martin
                                              Chief Executive Officer and
                                              Chairman of the Board


                        POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian J. Martin and Julia A. Bentley, and each of them, his or her true and lawful attorney-in-fact and agent with full power of substitution for him or her in his or her name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, including any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, grants unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on November 3, 1998 by the following persons in the capacities indicated.

/s/ R. Brad Martin
__________________________    Chairman of the Board and
R. Brad Martin                Chief Executive Officer
                              (Principal Executive Officer)

/s/ Ronald deWaal
__________________________    Vice Chairman and Director
Ronald deWaal

/s/ Douglas E. Coltharp
__________________________    Executive Vice President and
Douglas E. Coltharp           Chief Financial Officer
                              (Principal Financial Officer)

/s/ Donald E. Wright
__________________________    Senior Vice President of Finance
Donald E. Wright              and Chief Accounting Officer
                              (Principal Accounting Officer)


__________________________    Director
Bernard E. Bernstein


/s/ Stanton J. Bluestone
__________________________
Stanton J. Bluestone          Director


/s/ John W. Burden, III
__________________________
John W. Burden, III           Director


/s/ Edmond D. Cicala
__________________________
Edmond D. Cicala              Director


/s/ James A. Coggin
__________________________
James A. Coggin               Director


__________________________
Julius Erving                 Director


/s/ Michael S. Gross
__________________________
Michael S. Gross              Director


/s/ Donald E. Hess
__________________________
Donald E. Hess                Director


/s/ G. David Hurd
__________________________
G. David Hurd                 Director


/s/ Philip B. Miller
__________________________
Philip B. Miller              Director


/s/ Robert M. Mosco
__________________________
Robert M. Mosco               Director


/s/ C. Warren Neel
__________________________
C. Warren Neel                Director


/s/ Charles J. Philippin
__________________________
Charles J. Philippin          Director



__________________________
Stephen I. Sadove             Director


/s/ Marguerite W. Sallee
__________________________
Marguerite W. Sallee          Director


/s/ Gerald Tsai, Jr.
__________________________
Gerald Tsai, Jr.              Director



                          EXHIBIT INDEX



Exhibit
   No.              Description

  4.1 Saks Incorporated 1997 Stock-Based Incentive Plan (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-3 filed with the Commission on July 28, 1997)

  5.1          Opinion of Sommer & Barnard, PC

 23.1          Consent of Sommer & Barnard, PC (included in Exhibit 5.1)

 23.2          Consent of PricewaterhouseCoopers LLP

 23.3          Consent of PricewaterhouseCoopers LLP

 24.1          Power of Attorney (included on signature page)

 27.1          Not Required; financials previously filed